UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
November 15, 2004

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Commission File No. 1-11107

Utah	87-0401551
(State or other jurisdiction of	(IRS Employer Identification
incorporation)	Number)

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2099
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (801) 817-1776

Former name or former address, if changed since last report: Not Applicable

[  ] Written communications pursuant toRule 425 under the Securites Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-12(b))

[  ] Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On November 15, 2004, Franklin Covey Co. (the “Company”) exercised its option under the terms of the lease agreements assumed by it in the merger with Covey Leadership Center, Inc. to purchase certain buildings and land that were being subleased by the Company to a third party. The exercise of the option was part of a three-way transaction in which the buildings and land were purchased directly from the landlords, which were partnerships the majority interest of which were owned by Stephen R. Covey, a Vice-Chairman of the Board of Directors, and certain other employees and former employees of the Company, and simultaneously sold to the current tenant, an unrelated party. Subsequent to the merger with Covey Leadership Center, Inc., the Company consolidated the operations that were previously located in these buildings with its existing operations located in Salt Lake City, but remained obligated on the leases through December 2009. The Company was subsequently able to obtain a sublease for the buildings, but at rates less than its obligation to the landlords. Based on the continuing negative cash flow associated with these buildings, and other factors, the Company determined that it was in its best interest to exercise the option and sell the property to the current tenant. The negotiated purchase price with the landlord was $14.0 million and the tenant agreed to purchase the property for $12.5 million. These prices were within the range of estimated fair values of the buildings as determined by an independent appraisal obtained by the Company. The Company paid the difference between the sale and purchase prices, plus other closing costs, which were previously accrued as part of the Company’s 1999 restructuring plan.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

10.1

Lease Agreements, as amended and proposed to be amended, by and between Covey Corporate Campus One, LLC and Covey Corporate Campus Two, LLC (Landlord) and Covey Leadership Center, Inc. (Tenant) which were assumed by Franklin Covey Co. in the Merger with Covey Leadership Center, Inc. (previously filed as exhibit 10.10 in Form 10-K filed December 1, 1997, for the fiscal year ended August 31, 1997 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRANKLIN COVEY CO.

Date: Novemver 19, 2004

/s/ STEPHEN D. YOUNG
Stephen D. Young Chief Financial Officer